Exhibit 99.1

HEALTH REVENUE ASSURANCE HOLDINGS, INC. CLOSES STRATEGIC $5.4M EQUITY INVESTMENT

PLANTATION, FL & GREENWICH, CT – November 13, 2013 – Health Revenue Assurance Holdings Inc. (“HRAA” or “The Company”) (OTCQB: HRAA) today announced that it closed a strategic $5.4 million investment round through Great Point Partners, LLC (GPP) with Ascendiant Capital acting as financial advisor to fuel the expansion of its Medical Coding and ICD-10 Transition Solutions.  HRAA is extending its proven services from individual hospitals and small chains to large integrated health systems. This round of funding also brings deep relationships through GPP’s portfolio of healthcare companies and as part of their investment, Great Point Managing Director David Kroin will join HRAA’s Board of Directors.  Mitchell Kaye, former Founder and Chief Executive Officer of MedClaims Liason and current Managing Director at BVF Partners, will also join the Board of Directors.

This infusion will enable HRAA to continue to invest and commercialize its technology platform, as well as expand its customer-base and capitalize off the looming ICD-10 transition - the fundamental shift in medical coding which will impact nearly every healthcare organization in the U.S. and is estimated to generate tens of millions of dollars in annual training and coding fees.  In the past few months, HRAA has licensed its curriculum to National American University and Latter Day Saints Business College paving the way for a highly trained workforce to meet its ever-growing demand.

“HRAA’s front end coding service and back end auditing function allow hospitals and health systems to leverage their existing technology infrastructure with a high quality technology enabled service,” said Brett Carlson, Senior Vice President at Great Point Partners.  “After carefully examining other players in the industry, we concluded that HRAA has a best-of-breed product with very high client and staff retention and an excellent curriculum. These are among the many reasons that the Company has grown in excess of 100% per year and are excited about welcoming HRAA into our portfolio as our fifth information technology company.”

Healthcare systems are facing some of the largest changes in a generation– from the Affordable Care Act to the ICD-10 transitions. These systems rely upon HRAA’s Coding, Consulting and Business Intelligence solutions as they aim to transition to ICD-10 before the October 2014 deadline. HRAA’s vast industry experience and superior technology allows healthcare organizations to visualize their medical data and pinpoint areas of focus for the transition to ensure that their revenue remains intact.

“HRAA stands at the cusp of being able to monetize the biggest shift in medical data/infrastructure that is taking place next year.  The proceeds generated from the deal with Great Point provides us with the financial strength to fulfill the pipeline of business and see all the years of hard work bear fruit,” said Andrea Clark, founder and CEO of HRAA. “HRAA has a unique mix of product and services that is allowing us to effectively sell to players big and small in the healthcare space.  Additionally, we have the most innovative leaders who have seen each change coming years in advance, and have helped build a foundation that will carry this company well into the future.”

Commenting on the partnership, Clark continued “There is no better strategic partner for HRAA at this moment in time than GPP.  Beyond the capital infusion, the intrinsic value is GPP’s extensive network and industry knowledge, which will help us to further execute on our growth strategy.”

About HRAA

Health Revenue Assurance Holdings (OTCQB: HRAA) interprets data to ensure that healthcare is efficient and effective for everyone by pulling medical data together to create a predictive window to understand cost and revenues looking back and going forward. Founded in 2001 and based out of Plantation, FL, HRAA combines years of industry expertise with best-in-breed technology to create market leading business intelligence products and consulting services to ensure hospitals are reimbursed for every pill they prescribe, every procedure they perform and every test they administer. HRAA both trains and supplies the high tech workforce to hospitals to generate the predictive data used by the whole healthcare system and offers a full suite of solutions needed to keep up with the ever-changing healthcare industry including data analytics software, business intelligence technology, medical coding, auditing, education, revenue cycle consulting, and ICD-10 transition solutions. For more information visit:  http://www.hraa.com

About Great Point Partners

Great Point Partners (“GPP”), founded in 2003 and based in Greenwich, CT, is a leading health care investment firm with approximately $700 million of equity capital under management. GPP is currently making new private equity investments from GPP II, which has closed on approximately $200 million in commitments. Great Point manages capital in private (GPP I and GPP II) and public equity (BMVF) funds. Great Point Partners has provided growth equity, growth recapitalization, and management buyout financing to more than 100 health care companies. Both the private and public funds invest across all sectors of the health care industry including biologics and pharmaceutical infrastructure, devices and diagnostics, health care services, hospital outsourcing, information technology, specialty pharmaceuticals, and workers compensation. The firm pursues a proactive and proprietary approach to sourcing investments. Reach Great Point at 203-971-3300. www.gppfunds.com.

Caution Regarding Forward Looking Statements

Certain statements in this news release and such conference call are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase HRAA’s revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of HRAA’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in HRAA’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

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